Exhibit 5.1
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
918-586-5711
November 12, 2008
Willbros Group, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to Willbros Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 46,025,550 shares of the Company’s common stock, par value $0.05 per share (the “Shares”), as described in the Registration Statement. The Shares will be issued in connection with that certain Agreement and Plan of Merger substantially in the form of Annex A to the proxy statement/prospectus constituting a part of the Registration Statement (the “Merger Agreement”) among the Company, Willbros Group, Inc., a Republic of Panama corporation (“Willbros Panama”), and Willbros Merger, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Willbros Panama (the “Merger”). Willbros Panama will be the surviving company in the Merger and become a wholly-owned subsidiary of the Company, and as a result of the Merger each outstanding share of common stock, par value $0.05 per share, of Willbros Panama will be automatically converted into the right to receive one share of common stock of the Company, as described in the Registration Statement.
     In rendering the following opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In this connection, we have assumed the authenticity of all documents submitted to us as the originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies have been made.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued upon effectiveness of the Merger in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.
     We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, the General Corporation Law of the State of
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November 12, 2008

Delaware and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus constituting a part of the Registration Statement under the caption, “Legal Matters.” In giving this consent, we do not thereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Conner & Winters, LLP